As filed with the Securities and Exchange Commission on October 6, 2006

Registration No. 333-115921

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

REGISTRATION STATEMENT ON

FORM S-8

UNDER

THE SECURITIES ACT OF 1933

INDEVUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3047911
(State or other jurisdiction of Incorporation)	(I.R.S. Employer I.D. number)

33 Hayden Avenue

Lexington, MA 02421

(781) 861-8444

(Address and telephone number of Registrant’s principal executive offices)

2004 EQUITY INCENTIVE PLAN, AS AMENDED

(Full Title of Plan)

Glenn L. Cooper, M.D., President, Chief Executive Officer and Chairman

33 Hayden Avenue

Lexington, MA 02421

(781) 861-8444

(Address and telephone number of agent for service)

COPY TO:

Josef B. Volman, Esq.

Burns & Levinson LLP

125 Summer Street

Boston, MA 02110-1624

(617) 345-3000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 Par Value Per Share	6,000,000	(1)	$5.71	(2)	$34,260,000	$617.00(3)

(1)	Includes 3,000,000 shares which were covered under an initial Registration Statement originally filed on May 27, 2004. Pursuant to Rule 416 promulgated under the Securities Act of 1933, an additional undeterminable number of shares of Common Stock is being registered to cover any adjustment in the number of shares of Common Stock pursuant to the anti-dilution provisions of the 2004 Equity Incentive Plan, as amended.
(2)	Based on the average of the high and low sales price of the Common Stock as of October 3, 2006 and estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(3)	The Registrant previously paid filing fees of $3,049 with respect to the 3,000,000 shares previously registered. For purposes of calculating the registration fee, the maximum offering price per share has been estimated at $5.71 with respect to 6,000,000 shares of Common Stock to be registered at prices computed on the basis of fluctuating market prices pursuant to Rule 457(c) under the Securities Act.

PART I

EXPLANATORY NOTE

A total of 3,000,000 shares of the Common Stock, $.001 par value per share, of Indevus Pharmaceuticals, Inc. (the “Company”) were registered by an initial registration statement on Form S-8, Registration No. 333-115921, on May 27, 2004 to be issued in connection with the Company’s 2004 Equity Incentive Plan, as amended (the “2004 Plan”).

On December 6, 2005, the Board of Directors of the Company authorized, subject to stockholder approval, an amendment to the 2004 Plan for the sole purpose of increasing the number of shares reserved for issuance thereunder from 3,000,000 shares to 6,000,000 shares. The stockholders of the Company approved this amendment on March 7, 2006. The purpose of this Registration Statement (the “Registration Statement”) is to increase the number of shares covered by the earlier registration statement from 3,000,000 shares to 6,000,000 shares.

The first part of this Registration Statement has been prepared in accordance with the requirements of Form S-8 and is intended to be used to register shares to be issued and sold pursuant to the 2004 Plan. The Reoffer Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings or resales of Common Stock to be acquired by the participants in the Plan who are deemed control persons of the Company as discussed further below.

Except for the information contained in Part I hereof relating to the Reoffer Prospectus, pursuant to Instruction E to Form S-8 regarding the registration of additional securities of the same class under an employee benefit plan for which a registration filed on Form S-8 is effective, all items have been omitted herefrom other than the facing page; statements that the contents of the earlier registration statements pertaining to the 2004 Plan are incorporated by reference; required opinions and consents; the signature page; and information required in this Registration Statement that was not in the earlier registration statement.

The documents containing the information specified in Part I of this Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

REOFFER PROSPECTUS

INDEVUS PHARMACEUTICALS, INC.

567,300 shares of Common Stock

This Reoffer Prospectus relates to the resale of 567,300 shares (the “Shares”) of Common Stock, par value $.001 per share (the “Common Stock”) of Indevus Pharmaceuticals, Inc. (“Indevus” and the “Company”), which are issuable, subject to vesting and certain other conditions, pursuant to restricted stock awards (“Restricted Stock Awards”) and performance stock awards (“Performance Stock Awards”) granted to executive officers of the Company (the “Selling Stockholders”) under the 2004 Plan. The Restricted Stock Awards and the Performance Stock Awards are collectively referred to herein as the “Stock Awards”. The Reoffer Prospectus is being filed as part of a Registration Statement on Form S-8 to enable the Selling Stockholders to sell the Shares issuable to them in the public market from time to time.

The Restricted Stock Awards vest in equal annual installments aggregating approximately 71,966 per year in each of March 2007, 2008 and 2009. The Restricted Stock Awards are subject to transfer restrictions, forfeiture and acceleration provisions.

The Performance Stock Awards vest on March 7, 2009 and the amount of such awards is determined in accordance with, and subject to, the achievement of certain milestones related to the market price of Indevus’ Common Stock, and vesting is dependent on the recipient remaining employed by Indevus on March 7, 2009. The number of shares the recipient is entitled to receive, if any, at such time is dependent on the market price at which Indevus’ Common Stock trades for 20 consecutive business days at any time during the three year period prior to such vesting date. With regards to the Performance Stock Awards, depending on such prices as may be attained, the Selling Stockholders could in the aggregate receive either (i) 210,600, (ii) 281,000, (iii) 351,400, or (iv) no Shares.

The 2004 Plan covers an aggregate of 6,000,000 shares of Common Stock which may be issued pursuant to stock options, restricted stock and other awards granted under the 2004 Plan. On January 26, 2004, the Board of Directors of the Company adopted the 2004 Plan which was subsequently approved by the stockholders on March 9, 2004. On December 6, 2005, the Board of Directors authorized an amendment to the 2004 Plan for the sole purpose of increasing the number of Shares reserved for issuance thereunder from 3,000,000 Shares to 6,000,000 Shares which was subsequently approved by the stockholders on March 7, 2006.

Our 2004 Plan is intended to encourage ownership of Shares by selected employees, directors and consultants of the Company and our affiliates and to provide an additional incentive to such employees, directors and consultants to promote our success. Through September 22, 2006, 3,693,488 awards, net of cancellations, have been made pursuant to the 2004 Plan, 3,126,188 of which were grants of stock options, 215,900 were restricted stock awards and 351,400 were performance stock awards.

The Selling Stockholders may sell all or a portion of the Shares from time to time in transactions on the Nasdaq National Market or other exchanges or markets on which the Shares may be traded, in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale or through other means. Sales may be effected at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers (including broker-dealers which may be affiliated with any such Selling Stockholder) and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See “Selling Stockholders” and “Plan of Distribution.”

None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Common Stock trades on the Nasdaq National Market under the symbol IDEV. On October 4, 2006, the last sale price of the Shares was $5.90.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 6, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the “SEC”). These annual, quarterly and special reports, proxy statements and other information may be inspected, and copies of these materials may be obtained upon payment of the prescribed fees, at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. In addition, we are required to file electronic versions of these materials with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. Our Common Stock is quoted on The Nasdaq Stock Market under the symbol “IDEV”. Reports, proxy statements and other information concerning us may also be reviewed at our Internet Site: http://www.indevus.com.

We have filed a Registration Statement on Form S-8 under the Securities Act of 1933 with the SEC with respect to the securities offered by this prospectus. This prospectus omits certain information contained in the Registration Statement on Form S-8, as permitted by the SEC. Refer to the Registration Statement on Form S-8, including the exhibits, for further information about Indevus and the Common Stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above.

Unless otherwise indicated, in this prospectus, “Indevus,” the “Company,” “we,” “us” and “our” refer to Indevus Pharmaceuticals, Inc. and its subsidiaries.

INFORMATION INCORPORATED BY REFERENCE

THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT ON FORM S-8 WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF COMMON STOCK.

This prospectus does not contain all of the information set forth in the Registration Statement. The Commission allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Exchange Act after the date of the initial Registration Statement and prior to effectiveness of the Registration Statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

(i)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2005, including all material incorporated by reference therein, filed on December 14, 2005;

(ii)	Our Proxy Statement on Schedule 14A for our annual meeting of shareholders held on the March 7, 2006, except the Compensation Committee Report on executive compensation and the performance graph included in the proxy statement, filed pursuant to Section 14 of the Exchange Act;

(iii)	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2005; March 31, 2006; and June 30, 2006;

(iv)	Our Current Reports on Form 8-K filed October 28, 2005, December 16, 2005; March 6, 2006; April 6, 2006; April 14, 2006; June 15, 2006; June 30, 2006; July 6, 2006; July 13, 2006 and September 18, 2006;

(v)	The description of our Common Stock, $.001 par value per share, which is set forth in our Registration Statement on Form 8-A declared effective on March 8, 1990, as amended, registering the Common Stock under the Exchange Act; and

(vi)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act, since September 30, 2005.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such request may be directed to: Indevus Pharmaceuticals, Inc., 33 Hayden Avenue, Lexington, Massachusetts 02421-7966, Attention: Chief Financial Officer, telephone (781) 861-8444.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements in this prospectus, and the documents incorporated by reference into this prospectus, that are not statements or descriptions of historical facts are “forward-looking” statements under Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. These and other forward-looking statements made by us in reports that we file with the SEC, press releases, and public statements of our officers, corporate spokespersons or our representatives are based on a number of assumptions and relate to, without limitation: our ability to successfully develop, obtain regulatory approval for and commercialize any products, including SANCTURA® (trospium chloride tablets) and SANCTURA XR™ (once-a-day SANCTURA); our ability to enter into corporate collaborations or to obtain sufficient additional capital to fund operations; and the Redux™-related litigation. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or other expressions which predict or indicate future events and trends and do not relate to historical matters identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements as they involve risks and uncertainties and such forward-looking statements may turn out to be wrong. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under “Risk Factors” and elsewhere in, or incorporated by reference into, this prospectus. These factors include, but are not limited to: dependence on the success of SANCTURA and SANCTURA XR; the early stage of product candidates under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks. The forward-looking statements represent our judgment and expectations as of the date of this prospectus. Except as may otherwise be required by applicable securities laws, we assume no obligation to update any such forward-looking statements. See “Risk Factors.”

INDEVUS PHARMACEUTICALS, INC.

OUR BUSINESS

We are a biopharmaceutical company engaged in the acquisition, development and commercialization of products to treat urological, gynecological and men’s health conditions. We currently co-promote SANCTURA® for overactive bladder, or OAB, and market DELATESTRYL® to treat male hypogonadism and we have six compounds in clinical development. Our compounds in clinical development include SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for stuttering, and aminocandin for systemic fungal infections.

CORE FOCUS AREA—UROLOGY, GYNECOLOGY, MEN’S HEALTH

In the urology, gynecology and men’s health markets, we believe we have developed strong capabilities in product development and in sales and marketing. We currently have an 85 person specialty sales force which supports SANCTURA and DELATESTRYL.

Through our business development efforts and our research and development capabilities, we have a robust late-stage product pipeline. We believe our capabilities will enable us to continue to successfully acquire, develop and commercialize products and product candidates and achieve our strategic goal of becoming a leading biopharmaceutical company in our core focus area.

The following table outlines the products in our core focus area:

Product Name	Indication/Use	Status	Commercial Rights
SANCTURA	Overactive bladder	Marketed	U.S.*

SANCTURA XR	Overactive bladder	Phase III	Worldwide*

DELATESTRYL	Hypogonadism	Marketed	U.S.

NEBIDO	Hypogonadism	Phase III	U.S.

PRO 2000	HIV and STD prevention	Phase III	Worldwide

IP 751	Interstitial cystitis/pain	Phase I	Worldwide

*	Licensed to Esprit in the U.S., with co-promotion rights through 2008.

OUR STRATEGY

Our goal is to become a leading biopharmaceutical company focused in urology, gynecology and men’s health. The key elements of our strategy that we employ in our efforts to achieve our goal include:

(1)	Identifying and acquiring products and product candidates with differentiating features and defined specialty markets within our core focus area.

(2)	Adding value to acquired development stage compounds through research, pre-clinical development, clinical testing and regulatory review activities.

(3)	Commercializing products independently with our specialty sales force or in collaboration with corporate partners in order to help ensure broader penetration of target markets.

OTHER PRODUCTS

In addition to the products and product candidates in our core focus area, we have products and product candidates that address certain other specialty medical areas.

The following table summarizes the status of our other products:

Product Name	Indication/Use	Status	Commercial Rights
Pagoclone	Stuttering	Phase II	Worldwide

Aminocandin	Systemic fungal infections	Phase I	Worldwide

Sarafem	Premenstrual Dysphoric Disorder	Marketed	Worldwide*

*	Licensed to Eli Lilly & Company

Indevus Pharmaceuticals, Inc. is a Delaware corporation. Our principal office is located at 33 Hayden Avenue, Lexington, Massachusetts 02421-7971, and our main telephone number is (781) 861-8444. Reports, proxy statements and other information concerning us may be accessed and reviewed through our website: http://www.indevus.com.

Our registered trademark “SANCTURA” is assigned in the U.S. to Esprit Pharma Holding Company (subject to our co-exclusive right to use it) and NEBIDO is a registered trademark of Schering AG, Germany that we exclusively license in the United States. “DELATESTRYL” is our registered trademark for our DELATESTRYL product. We have pending trademark applications for SANCTURA XR. Other trademarks, trade names and service marks appearing in this registration statement are the property of their respective owners.

Risk factors

Investing in our company involves a high degree of risk. Before purchasing our common stock you should carefully consider the following risk factors in conjunction with the other information contained in this prospectus and the financial statements in our Annual Report on Form 10-K for the year ended September 30, 2005. These factors, among others, could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this prospectus and presented elsewhere by our management from time to time. If any of the following risks actually occur, our business, operating results or financial condition could be materially adversely affected. This could cause the market price of our common stock to decline, and could cause you to lose all or part of your investment. See “Special Note Regarding Forward-Looking Statements.”

RISKS RELATED TO OUR BUSINESS

We are dependent on SANCTURA.

We currently derive a substantial portion of our revenue from Esprit under the SANCTURA Agreement. We believe that revenues derived under the SANCTURA Agreement will continue to account for a substantial portion of our revenue for the foreseeable future. We are highly dependent on Esprit for the commercialization and marketing of SANCTURA and for performance of its obligations under the SANCTURA Agreement. The failure of Esprit to perform its obligations under this agreement, or to market SANCTURA, could adversely affect our business, financial condition and results of operations. In particular, if sales of SANCTURA do not increase, we are unlikely to derive royalties in excess of the minimum royalties under the SANCTURA Agreement and, after the minimum royalty period expires in June 2008, our royalty revenue may decrease substantially. Esprit is not obligated to purchase any minimum amount of SANCTURA from us. SANCTURA may suffer from generic penetration after the expiration of the market exclusivity period in May 2009 and competes with many once-a-day and other formulations of products to treat OAB. Our long-term success will be highly dependent on our ability to successfully develop, manufacture and commercialize SANCTURA XR. If SANCTURA does not continue to achieve market acceptance or if Esprit provides notice to us that it does not intend to pay us the development milestone related to FDA approval of SANCTURA XR causing the rights to SANCTURA XR to revert to us, then the marketing of SANCTURA XR may be adversely affected and if efforts to develop and market SANCTURA XR are unsuccessful, our business, financial condition and results of operations may be materially adversely affected. Further, our right to co-promote SANCTURA and SANCTURA XR in the U.S. expires on December 31, 2008.

Because our marketing resources are limited, we may be unable to devote sufficient resources to SANCTURA to achieve increasing market acceptance of SANCTURA in the highly competitive marketplace for overactive bladder therapies. Our failure to expend the resources to adequately promote SANCTURA would have a material adverse effect on our business and results of operations.

Moreover, because we have fewer sales representatives than our competitors, our sales force may be unable to detail successfully to physicians who prescribe overactive bladder medications. We may not be able to retain our current sales representatives. Even if we hire additional representatives, they may not be effective in promoting the sale of SANCTURA. The failure of our sales representatives to be successful in selling SANCTURA would have a material adverse effect on operating results.

We are dependent on third parties to manufacture SANCTURA.

We are currently dependent on Madaus to manufacture SANCTURA and on other third parties in the supply chain, including the manufacturer of trospium chloride, the active pharmaceutical ingredient. If Madaus or any of the other third parties were unable to maintain compliance with FDA requirements for manufacturers of drugs sold in the U.S., we would need to seek alternative sources of supply, which could create disruptions in the supply of SANCTURA.

We may not compete successfully in the overactive bladder market.

Competition in the overactive bladder market is intense and has increased since the launch of SANCTURA in August 2004 and two other competitive products in early 2005. SANCTURA may not compete successfully with current drug therapies for overactive bladder or with new drugs which may reach the market in the future. SANCTURA competes with drugs and other therapies for overactive bladder marketed by many large, multinational companies who have substantially greater marketing and financial resources and experience than us. In addition, antimuscarinics and antispasmodics for overactive bladder are the subject of testing or commercialization efforts by other companies, including certain treatments for which approval may be sought in the future. Launches of other competitive products are may occur in the near future and we cannot predict with accuracy the timing or impact of the introduction of competitive products or their possible effect on our sales.

Our license for SANCTURA does not include any patents that we expect to use in commercializing the product for overactive bladder. Our ability to successfully commercialize SANCTURA in the U.S. will depend on the continued availability of market exclusivity under the Drug Price Competition and Patent Term Restoration Act of 1984 commonly known as the Waxman-Hatch Act, which provides protections for certain new products. The Waxman-Hatch Act provides for a period of market exclusivity in the U.S. for SANCTURA for five years from the date of FDA approval, May 28, 2004. The marketing of SANCTURA could be materially adversely affected if the period of market exclusivity is shortened. After this time, there may be generic versions of trospium chloride available to treat overactive bladder at significantly lower prices than SANCTURA, in which case sales of SANCTURA will likely decrease significantly. We cannot predict whether any patents will issue on the applications that have been filed for SANCTURA XR, an extended release, once-a-day formulation of SANCTURA. If granted, there can be no assurance that these patents can or will preclude eventual market erosion from new technologies or competing products. If we were unable to obtain a patent on such formulation we will have to rely solely on market exclusivity for this formulation, which will be shorter than five years.

We have regulatory and guideline risks.

On May 28, 2004, the FDA approved SANCTURA. The FDA may impose post-marketing or other regulatory requirements after approval, which could have an adverse affect on the commercialization of SANCTURA. In addition, although SANCTURA has thus far demonstrated an acceptable safety profile in clinical trials, there can be no assurance that the safety profile of the drug would not change when assessed in future trials or when used by a larger patient population.

If SANCTURA becomes subject to efficacy or safety concerns, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales, unexpected side effects or regulatory proceedings, the impact on our revenues could be significant.

Government health care cost-containment measures can significantly affect our sales and profitability. These include federal, state, and foreign laws and regulations that negatively affect pharmaceutical pricing, such as Medicaid and Medicare; pharmaceutical importation laws, and other laws and regulations that, directly or indirectly, impose governmental controls on the prices at which SANCTURA is sold.

Government agencies promulgate regulations and guidelines directly applicable to us and SANCTURA. In addition, professional societies, practice management groups, private health and science foundations and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the health care and patient communities. Recommendations of government agencies or these other groups or organizations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines suggesting the reduced use of SANCTURA or the use of competitive or alternative products that are followed by patients and health care providers could result in decreased use of SANCTURA.

Acceptable levels of reimbursement for costs of developing and manufacturing of pharmaceutical products and treatments related to those pharmaceutical products by government authorities, private health insurers and other organizations, such as HMOs, will have an effect on the successful commercialization of, and attracting collaborative partners to invest in the development of, our products and product candidates. We cannot be sure that reimbursement in the United States or elsewhere will be available for any pharmaceutical products we may develop or, if already available, will not be decreased in the future. The U.S. Congress recently enacted a limited prescription drug benefit for Medicare recipients in the Medicare Prescription Drug and Modernization Act of 2003. While the

program established by this statute may increase demand for our products, if we participate in this program, our prices will be negotiated with drug procurement organizations for Medicare beneficiaries and are likely to be lower than we might otherwise obtain. Non-Medicare third-party drug procurement organizations may also base the price they are willing to pay on the rate paid by drug procurement organizations for Medicare beneficiaries. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our drug products. Any reduction in demand would adversely affect our business. If reimbursement is not available or is available only at limited levels, we may not be able to obtain collaborative partners to manufacture and commercialize our products, and may not be able to obtain a satisfactory financial return on our own manufacture and commercialization of any future products.

Third-party payors are increasingly challenging prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products, including any products that may be offered by us in the future. Cost-cutting measures that health care providers are instituting, and the effect of any health care reform, could materially adversely affect our ability to sell any products that are successfully developed by us and approved by regulators. Moreover, we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business.

Our product candidates may not be successfully developed or achieve market acceptance.

We currently have six compounds which are in various stages of development and have not been approved by the FDA. These product candidates are subject to the risk that any or all of them are found to be ineffective or unsafe, or otherwise may fail to receive necessary regulatory clearances. We are unable to predict whether any of these product candidates will receive regulatory clearances or will be successfully manufactured or marketed. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the time frames for commercialization of any products are long and uncertain. Even if these product candidates receive regulatory clearance, our products may not achieve or maintain market acceptance.

We rely on the favorable outcome of clinical trials of our product candidates.

Before obtaining regulatory approval for the commercial sale of any of the pharmaceutical products we are developing, we or our licensees must demonstrate that the product is safe and efficacious for use in each target indication. The process of obtaining FDA and other regulatory approvals is lengthy and expensive. If clinical trials do not demonstrate the safety and efficacy of certain products under development, we will be materially adversely affected. The results of pre-clinical studies and early clinical trials may not predict results that will be obtained in large-scale testing or use. Clinical trials of products we are developing may not demonstrate the safety and efficacy of such products. Regardless of clinical trial results, the FDA may not approve marketing of the product. The costs to obtain regulatory approvals are considerable and the failure to obtain, or delays in obtaining, regulatory approval could have a significant negative effect on our business performance and financial results. Even if pre-launch approval of a product is obtained, the FDA is authorized to impose post-marketing requirements. A number of companies in the pharmaceutical industry, including our company, have suffered significant setbacks in advanced clinical trials or have not received FDA approval, even after promising results in earlier trials. For example, while there have been three Phase II clinical trials of pagoclone that demonstrated statistically significant efficacy, two in panic disorder and one in GAD, other trials have failed to demonstrate statistically significant efficacy, prompting Pfizer (our previous licensee of this compound) to elect not to pursue further development of the compound and to return to us all rights to pagoclone.

We rely on third parties to commercialize and manufacture our products.

We have limited sales and marketing capabilities to market our products. Substantial additional funds will be required to complete development and commercialization of our products and, accordingly, we expect to seek corporate partnerships for the manufacture and commercialization of our products. We may not be successful in finding corporate partners and the terms of any such arrangements may not be favorable to us or our security holders. If we are unable to obtain any such corporate partners, development of our product candidates could be delayed or curtailed, which could materially adversely affect our operations and financial condition.

Any collaborative partners may not be successful in commercializing our products or may terminate their collaborative agreements with us. If we enter into any collaborative arrangements, we will depend on the efforts of these collaborative partners and we will have limited or no control over the development, manufacture and commercialization of the products subject to the collaboration. If certain of our collaborative partners terminate the related agreements or fail to develop, manufacture or commercialize products, we would be materially adversely affected. Because we expect generally to retain a royalty interest in sales of products licensed to third parties, our revenues may be less than if we marketed products directly.

We currently contract with third parties for all of our manufacturing needs and do not manufacture any of our own products or product candidates. In order to continue to develop products, apply for regulatory approvals and commercialize products, we will need to develop, contract for or otherwise arrange for the necessary manufacturing capabilities. Certain of our requirements for supplies or clinical compounds are filled by purchase orders on an as-requested basis and are not the subject of long-term contracts. As a result, we cannot be certain that manufacturing sources will continue to be available or that we can continue to outsource the manufacturing of these products or product candidates on reasonable terms or at all.

Any manufacturing facilities for any of our compounds are subject to FDA inspection both before and after NDA approval to determine compliance with current good manufacturing practices, or cGMP, requirements. There are a limited number of contract manufacturers that operate under cGMP that are capable of manufacturing our products. If we are unable to arrange for third-party manufacturing of our products, or to do so on commercially reasonable terms, we may not be able to complete development of our products or commercialize them. Facilities used to produce our compounds may not have complied, or may not be able to maintain compliance, with cGMP. The cGMP regulations are complex and failure to be in compliance could lead to non-approval or delayed approval of an NDA which would delay product launch or, if approval is obtained, may result in remedial action, penalties and delays in production of material acceptable to the FDA. Currently, Schering’s NEBIDO manufacturing facilities have not been approved by the FDA.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including reliance on the third party for regulatory compliance, the possibility of breach of the manufacturing agreement by the third party and the possibility of termination or non-renewal of the agreement by the third party, at a time that is costly or inconvenient for us.

Our failure to acquire and develop additional product candidates will impair our ability to grow.

We do not conduct our own research to discover new drug compounds. Instead, we depend on the licensing of compounds from others for development. Therefore, in order to grow, we must continue to acquire and develop additional compounds. The success of this strategy depends upon our ability to identify, select and acquire compounds that meet the criteria we have established. Identifying suitable compounds is a lengthy, complex and uncertain process. In addition, we compete with other companies with substantially greater financial, marketing and sales resources, for the acquisition of compounds. We may not be able to acquire the rights to additional compounds on terms we find acceptable or at all.

We need additional funds in the future.

Our existing cash resources will be insufficient to commercialize any of our current product candidates on our own. In addition, we continue to expend substantial funds for research and development, marketing, general and administrative expenses and manufacturing. We expect to continue to use substantial cash for operating activities in fiscal 2007 as we continue to fund our development activities, as well as marketing activities related to SANCTURA and DELATESTRYL. We may seek additional funding through corporate collaborations, strategic combinations or public or private equity and debt financing options. Any such corporate collaboration, strategic combination or financial transactions could result in material changes to the capitalization, operations, management and prospects for our business and no assurance can be given that the terms of a strategic transaction would be favorable to us or our security holders. If we raise additional funds by issuing equity securities, existing stockholders will be diluted and future investors may be granted rights superior to those of existing stockholders. There can be no assurance that additional financing will be available on terms acceptable to us or at all. If we sell securities in a private offering, we may have to sell such shares at a discount from the market price of our stock which could have a depressive effect on our stock price. In addition, future resales of shares in the public market sold in a private offering could negatively affect our stock price.

Our cash requirements and cash resources will vary significantly depending upon the following principal factors:

•	marketing success of SANCTURA and DELATESTRYL;

•	the costs and progress of our research and development programs;

•	the timing and cost of obtaining regulatory approvals; and

•	whether we are successful in either in-licensing or out-licensing products.

As a result of the uncertainties and costs associated with business development activities, market conditions and other factors generally affecting our ability to raise additional funds, we may not be able to obtain sufficient additional funds to satisfy cash requirements in the future or may be required to obtain financing on terms that are not favorable to us. We may have to curtail our operations or delay development of our products.

We have a history of losses and expect losses to continue.

We have incurred substantial net losses over the past five fiscal years including net losses of approximately $1,500,000, $17,600,000, $31,800,000, $68,200,000 and $53,200,000 for fiscal years 2001, 2002, 2003, 2004, and 2005, respectively. At June 30, 2006 we had an accumulated deficit of approximately $458,700,000.

We continue to experience losses and to use substantial amounts of cash in operating activities. We will be required to conduct significant development and clinical testing activities for the products we are developing and these activities are expected to result in continued operating losses and use of cash for the foreseeable future. We cannot predict the extent of future losses or the time required to achieve profitability.

We may not be profitable in the future.

We may never achieve or sustain profitability in the future. We expect to continue to experience fluctuations in revenue as a result of the timing of regulatory filings or approvals, product launches, license fees, royalties, product shipments, and milestone payments.

The outcome of the Redux litigation could materially harm us.

On September 15, 1997, we announced a market withdrawal of our first commercial prescription product, the weight loss medication Redux, which had been launched by AHP, now Wyeth, our licensee, in June 1996. Following the withdrawal, we have been named, together with other pharmaceutical companies, as a defendant in several thousand product liability legal actions, some of which purport to be class actions, in federal and state courts relating to the use of Redux and other weight loss drugs. The existence of such litigation may materially adversely affect our business. In addition, although we are unable to predict the outcome of any such litigation, if successful uninsured or insufficiently insured claims, or if a successful indemnification claim, were made against us, our business, financial condition and results of operations could be materially adversely affected. In addition, the uncertainties associated with these legal actions have had, and may continue to have, an adverse effect on the market price of our common stock and on our ability to obtain corporate collaborations or additional financing to satisfy cash requirements, to retain and attract qualified personnel, to develop and commercialize products on a timely and adequate basis, to acquire rights to additional products, and to obtain product liability insurance for other products at costs acceptable to us, or at all, any or all of which may materially adversely affect our business, financial condition and results of operations.

On May 30, 2001, we entered into the Indemnity and Release Agreement with AHP, now Wyeth, which provides for indemnification of Redux-related claims brought by plaintiffs who initially elected not to stay in the AHP national class action settlement of diet drug litigation and by those claimants who allege primary pulmonary hypertension, a serious disease involving the blood vessels in the lungs. This agreement also provides for funding of all defense costs related to all Redux-related claims and provides for Wyeth to fund certain additional insurance coverage to supplement our existing product liability insurance. However, Redux-related judgments that are not covered by the Indemnity and Release Agreement with AHP may be insufficiently insured or uninsured. Such claims, if successful, could have a material adverse effect on our business, results of operations and financial condition. We are unable to predict whether the existence of such litigation may adversely affect our business.

We rely on the protection provided by our intellectual property and have limited patent protection on some of our products.

Our future success will depend to a significant extent on our ability to:

•	obtain and enforce patent protection on our products and technologies;

•	maintain trade secrets; and

•	operate and commercialize products without infringing on the patents or proprietary rights of others.

There can be no assurance that patent applications filed by us or others, in which we have an interest as assignee, licensee or prospective licensee, will result in patents being granted or that, if granted, any of such patents will afford protection against competitors with similar technology or products, or could not be circumvented or challenged. In addition, certain products we are developing or selling are not covered by any patents and, accordingly, we will be dependent on obtaining market exclusively under the Waxman-Hatch Act for such products. If we are unable to obtain strong proprietary rights protection of our products after obtaining regulatory clearance, competitors may be able to market competing generic products by obtaining regulatory clearance, by demonstrating equivalency to our product, without being required to conduct the lengthy and expensive clinical trials required of us. Certain of our agreements provide for reduced royalties, or forgo royalties altogether, in the event of generic competition.

Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before a potential product can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, reducing any advantage of the patent.

Our license for SANCTURA, a compound approved for use in the treatment of overactive bladder, does not include any patents that we expect to use in the commercialization of the product for overactive bladder. We do not otherwise currently own or have a license to issued patents that cover our SANCTURA product.

Our business may be materially adversely affected if we fail to obtain and retain needed patents, licenses or proprietary information. Others may independently develop similar products. Furthermore, litigation may be necessary:

•	to enforce any of our patents;

•	to determine the scope and validity of the patent rights of others; or

•	in response to legal action against us claiming damages for infringement of patent rights or other proprietary rights or seeking to enjoin commercial activities relating to the affected product or process.

The products marketed by us or our licensees or being developed by us may infringe patents issued to competitors, universities or others. Third parties could bring legal actions against us or our sublicensees claiming patent infringement and seeking damages or to enjoin manufacturing and marketing of the affected product or the use of a process for the manufacture of such products. If any such actions are successful, in addition to any potential liability for indemnification, damages and attorneys’ fees in certain cases, we could be required to obtain a license, which may not be available, in order to continue to manufacture or market the affected product or use the affected process. If a license is not available to us, we may be forced to abandon the related product. The outcome of any litigation may be uncertain. Any litigation may also result in significant use of management and financial resources.

We also rely upon unpatented proprietary technology and may determine in some cases that our interest would be better served by reliance on trade secrets or confidentiality agreements rather than patents. No assurance can be made that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to such proprietary technology or disclose such technology or that we can meaningfully protect our rights in such unpatented proprietary technology. We may also conduct research on other pharmaceutical compounds or technologies, the rights to which may be held by, or be subject to, patent rights of third parties. Accordingly, if products based on such technologies are commercialized, such commercial activities may infringe such patents or other rights, which may require us to obtain a license to such patents or other rights.

To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. Most of our consultants are employed by or have consulting agreements with third parties and any inventions discovered by such individuals will not necessarily become our property. There is a risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, which could adversely affect us.

We may depend on market exclusivity for certain of our products.

Assuming regulatory approvals are obtained, our ability to commercialize successfully certain drugs may depend on the availability of market exclusivity or patent extension under the Waxman-Hatch Act, which provides protections for certain new products. Under the Waxman-Hatch Act, a company may obtain five years of market exclusivity if the FDA determines such compound to be a chemical entity that has not been the subject of an approved NDA in the past. The period of market exclusivity under the Waxman-Hatch Act is considerably shorter than the exclusivity period afforded by patent protection, which, in the case of some patents, may last up to twenty years from the earliest priority date of the patent directed to the product, its use or method of manufacture. We are relying on market exclusivity under the Waxman-Hatch Act for the twice-a-day formulation of SANCTURA.

Our products may be unable to compete successfully with other products.

Competition from other pharmaceutical companies is intense and is expected to increase. We are aware of existing products and of products under development by our competitors that address diseases we are targeting and competitors have developed or are developing products or technologies that are, or may compete with our products.

Many of the other companies who market or are expected to market competitive drugs or other products are large, multinational companies who have substantially greater marketing and financial resources and experience than us. We may not be able to develop products that are more effective or achieve greater market acceptance than competitive products. In addition, our competitors may develop products that are safer or more effective or less expensive than those we are developing or that would render our products less competitive or obsolete. As a result, our products may not be able to compete successfully. In addition, royalties payable to us under certain conditions may be reduced or eliminated if there is generic competition.

Many companies in the pharmaceutical industry also have substantially greater experience in undertaking pre-clinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing products. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we compete with other companies in acquiring rights and establishing collaborative agreements for the development and commercialization of our products.

To be successful, our product candidates must be accepted by the health care community, which can be very slow to adopt or unreceptive to new products.

Our product candidates, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept or utilize the associated products. The product candidates that we are attempting to develop differ from established treatment methods and will compete with a number of more established drugs and therapies manufactured and marketed by major pharmaceutical companies.

We could be materially harmed if our agreements were terminated.

Our agreements with licensors and licensees generally provide the other party with rights to terminate the agreement, in whole or in part, under certain circumstances. Many of our agreements require us to diligently pursue development of the underlying product or risk loss of the license or incur penalties. Depending upon the importance to us of the product that is subject to any such agreement, this could materially adversely affect our business. In particular, termination of our agreements with Madaus or Esprit, related to SANCTURA, our agreements with Aventis, under which we license pagoclone and aminocandin, or our agreement with Schering, under which we license NEBIDO, could substantially reduce the likelihood of successful commercialization of our product candidates which would materially harm us. The agreements with Esprit, Madaus, Aventis or Schering may be terminated by any of them if we are in material breach of our agreements with them or if we become insolvent or file for bankruptcy protection.

We depend upon key personnel and consultants.

We have a small number of employees and are dependent on certain executive officers and scientific personnel, including Glenn L. Cooper, our chief executive officer, Noah D. Beerman, our chief business officer, Mark S. Butler, our chief administrative officer and general counsel, Michael W. Rogers, our chief financial officer, Bobby W. Sandage, Jr., our chief scientific officer, and John H. Tucker, our chief sales and marketing officer. Our business could be adversely affected by the loss of any of these individuals. In addition, we rely on the assistance of independent consultants to design and supervise clinical trials and prepare FDA submissions.

Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any qualified employees, or an inability to attract, retain and motivate highly skilled employees, could adversely affect our business and prospects. Competition to attract and retain pharmaceutical sales people is intense. We may not be able to attract additional qualified employees or retain our existing personnel.

We have product liability exposure and insurance uncertainties related to our products.

The use of products in clinical trials and the marketing of products may expose us to substantial product liability claims and adverse publicity. Certain of our agreements require us to obtain specified levels of insurance coverage, naming the other party as an additional insured. We currently maintain product liability and clinical trial insurance in the amount of $40,000,000. We may obtain additional coverage for products that may be marketed in the future, including SANCTURA XR. We may not be able to maintain or obtain insurance coverage, or to obtain insurance in amounts sufficient to protect us or other named parties against liability, at a reasonable cost, or at all. In addition, any insurance obtained may not cover any particular liability claim. We have indemnified certain licensors, licensees and contractors and may be required to indemnify additional licensors, licensees or contractors against product liability claims incurred by them as a result of products we develop or market. If uninsured or insufficiently insured product liability claims arise, or if a successful indemnification claim was made against us, our business and financial condition could be materially adversely affected. In addition, any payments made by us in connection with product liability litigation could result in significant charges to operations and would materially adversely affect our results of operations and financial condition.

If third parties on which we rely for clinical trials services do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We depend on independent clinical investigators, contract research organizations and other third-party service providers to conduct the clinical trials of our product candidates and expect to continue to do so. We rely heavily on these parties for successful execution of our clinical trials, but we do not control many aspects of their activities. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with the general investigational plan and protocol. Our reliance on these third parties that we do not control does not relieve us of our responsibility to comply with the regulations and standards of the FDA relating to good clinical practices. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or the applicable trials plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates or result in enforcement action against us.

RISKS RELATED TO OUR COMMON STOCK AND OTHER SECURITIES

We may issue preferred stock with rights that could affect your rights and prevent a takeover of the business.

Our board of directors has the authority, without further approval of our stockholders, to fix the rights and preferences, and to issue up to 5,000,000 shares of preferred stock, 244,425 of which are currently issued and outstanding. In addition, vesting of shares of our common stock subject to stock awards under our 2004 Equity Incentive Plan accelerates and outstanding options under our stock option plans become immediately exercisable upon certain changes in control of the Company, except under certain conditions. In addition, Delaware corporate law imposes limitations on certain business combinations. These provisions could, under certain circumstances, delay or prevent a change in control of the Company and, accordingly, could adversely affect the price of our common stock.

We have never paid any dividends on our common stock.

We have not paid any cash dividends on our common stock since inception and do not expect to do so in the foreseeable future. Any dividends on our common stock will be subject to the preferential cumulative annual dividend of $0.1253 per share and $1.00 per share payable on our outstanding Series B preferred stock and Series C preferred stock, respectively, held by Wyeth and dividends payable on any other preferred stock we may issue.

If we pay cash dividends on our common stock, certain holders of our securities may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock which results in an adjustment to the conversion price of our outstanding convertible notes, holders of such notes may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash.

The price for our securities is volatile.

The market prices for our securities and for securities of emerging growth companies have historically been highly volatile. Future announcements concerning us or our competitors may have a significant impact on the market price of our securities. Factors which may affect the market price for our securities include:

•	market success of SANCTURA;

•	results of clinical studies and regulatory reviews;

•	partnerships, corporate collaborations, and strategic corporate transactions;

•	announcements by our corporate collaboration partners concerning our products, about which we generally have very limited control, if any, over the timing or content;

•	changes in the levels we spend to develop, acquire or license new compounds;

•	market conditions in the pharmaceutical and biotechnology industries;

•	competitive products;

•	sales or the possibility of sales of our common stock or other financings;

•	our results of operations and financial condition including variability in quarterly operating results due to timing and recognition of revenue, receipt of licensing, milestone and royalty payments, and regulatory progress and delays;

•	proprietary rights;

•	Redux-related litigation developments;

•	public concern as to the safety or commercial value of our products; and

•	general economic conditions.

The high and low sales prices of our common stock as reported by Nasdaq Stock Market were: $10.00 and $1.16 for fiscal 2001, $12.83 and $0.85 for fiscal 2002, $6.90 and $1.32 for fiscal 2003, $10.25 and $4.86 for fiscal 2004, $7.45 and $2.41 for fiscal 2005, and $6.75 and $2.50 for fiscal 2006 through September 30, 2006. Our common stock is subject to delisting if our stock price drops below the bid price of $1.00 per share. If we were to fail to meet any of the continued listing requirements for the Nasdaq Stock Market, our common stock could be delisted from the Nasdaq Stock Market, the effects of which could include limited release of a market price of our common stock, limited liquidity for stockholders and limited news coverage and could result in an adverse effect on the market for our common stock.

The stock markets also experience significant price and volume fluctuation unrelated to the operating performance of particular companies. These market fluctuations may also adversely affect the market price of our common stock.

The price for our common stock could be negatively affected if we issue additional shares or if third parties exercise registration rights.

As of September 22, 2006, we had 55,972,389 shares of common stock issued and outstanding. Substantially all of these shares are eligible for sale without restriction. In addition, Wyeth has the right, under certain circumstances, to require us to register for public sale 622,222 shares of common stock issuable to it upon conversion of the Series B and C preferred stock it owns. We have outstanding registration statements on Form S-3 relating to the resale of our shares of common stock and on Form S-8 relating to shares issuable under our 1989 Stock Option Plan, 1994 Long-Term Incentive Plan, 1995 Employee Stock Purchase Plan, 1997 Equity Incentive Plan, 1998 Employee Stock Option Plan, 2000 Stock Option Plan, and 2004 Equity Incentive Plan. The possibility of sales of such shares, private sales of securities or the possibility of resale of such shares in the public market may adversely affect the market price of our common stock.

Our stockholders could be diluted if we issue our shares subject to options, warrants, convertible notes, stock awards or other arrangements.

As of September 22, 2006, we had reserved the following shares of our common stock for issuance:

•	10,817,308 shares issuable upon conversion of the $72,000,000 Convertible Senior Notes issued in July 2003, which are due in July 2008;

•	11,756,378 shares issuable upon exercise of outstanding options and Performance Stock Awards, certain of which may be subject to anti-dilution provisions which provide for the adjustment to the conversion price and number of shares for option holders if we issue additional securities below certain prices;

•	622,222 shares upon conversion of preferred stock owned by Wyeth, subject to anti-dilution provisions; and

•	2,507,685 shares reserved for grant and issuance under our stock option, stock purchase and equity incentive plans.

We may grant additional options, warrants or stock awards. To the extent such shares are issued, the interest of holders of our common stock will be diluted.

Increased leverage as a result of our convertible debt offering may harm our financial condition and results of operations.

At June 30, 2006, we had $72,000,000 of outstanding debt reflected in our balance sheet relating to our outstanding Convertible Notes. We may incur additional indebtedness in the future and the Convertible Notes do not restrict our future issuance of indebtedness. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	a portion of our cash flow from operations will be dedicated to the payment of any interest required with respect to outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to the success of our development and commercialization of new pharmaceutical products, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are not able to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the Convertible Notes;

•	to sell selected assets; or

•	to reduce or delay planned expenditures on clinical trials, and development and commercialization activities.

Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

USE OF PROCEEDS

We will receive no part of the proceeds from sales made under this Reoffer Prospectus. Each Selling Stockholder will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us. See “Plan of Distribution.”

SELLING STOCKHOLDERS

This prospectus relates to shares of Common Stock that may be acquired by the Selling Stockholders named below in connection with grants of the Stock Awards pursuant to the 2004 Plan.

Each of the Selling Stockholders is an employee or director of the Company. The following table sets forth:

•	the name and principal position of each Selling Stockholder with the Company;

•	the number of shares of Common Stock each Selling Stockholder beneficially owned as of September 22, 2006;

•	the number of shares of Common Stock acquired by each Selling Stockholder in connection with grants of Stock Awards pursuant to the 2004 Plan and being registered under this Registration Statement, some or all of which shares may be sold pursuant to this prospectus; and

•	the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all shares acquired by such Selling Stockholder in connection with grants of Stock Awards pursuant to the 2004 Plan and registered under this Registration Statement.

There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under this Registration Statement. The information included in the table assumes that each selling stockholder will receive and elect to sell all of his Shares covered by this Prospectus.

					Shares Beneficially Owned After this Offering
Selling Stockholder	Position	Shares Beneficially Owned (1)	Shares Covered by this Prospectus		Number (2)	Percentage (3)
Glenn L. Cooper	President, Chairman of the Board of Directors and Chief Executive Officer	2,985,940	188,800	(4)	3,174,740	4.6%
Noah D. Beerman	Executive Vice President, Chief Business Officer	365,575	75,700	(5)	441,275	*
Mark S. Butler	Executive Vice President, Chief Administrative Officer and General Counsel, Assistant Secretary	1,177,839	75,700	(5)	1,253,539	1.8%
Michael W. Rogers	Executive Vice President, Chief Financial Officer and Treasurer	1,496,682	75,700	(5)	1,572,382	2.3%
Bobby W. Sandage, Jr., Ph.D.	Executive Vice President, Research and Development, Chief Scientific Officer	1,450,048	75,700	(5)	1,525,748	2.2%
John H, Tucker	Executive Vice President, Chief Sales and Marketing Officer	279,419	75,700	(5)	355,119	*

*	Represents less than 1%.

(1)	Includes shares of Common Stock owned and issuable upon exercise of options which are exercisable within 60 days of the date of this Prospectus. None of the Shares vest within 60 days of the date of this Prospectus and thus the Shares are excluded from this column (although such Shares are being registered for resale). Also excludes shares of Common Stock issuable upon exercise of options which are not exercisable within 60 days.
(2)	Represents the sum of shares beneficially owned and shares covered by this Prospectus.
(3)	The percent of class in this column is calculated on the basis of 55,972,389 shares outstanding plus options exercisable within 60 days and 10,817,308 shares to be issued upon conversion of our $72,000,000 Convertible Senior Notes issued in July 2003, and excluding 622,222 shares of Common Stock issuable upon conversion of our outstanding preferred stock owned by Wyeth.
(4)	Includes 71,900 Shares granted by the Restricted Stock Award, and up to 116,900 Shares which may vest under the Performance Stock Award. See “Shares Eligible for Future Sale” for additional information regarding the Stock Awards.
(5)	Includes 28,800 Shares granted by the Restricted Stock Award, and up to 46,900 Shares which may vest under the Performance Stock Award. See “Shares Eligible for Future Sale” for additional information regarding the Stock Awards.

DESCRIPTION OF CAPITAL STOCK

This summary highlights selected information about our capital stock and the associated rights, and may not contain all of the information that is important to you. Under our restated certificate of incorporation, as amended, we are authorized to issue up to 120,000,000 shares of our common stock, $.001 par value per share, and 5,000,000 shares of preferred stock. The following summary of certain provisions of the common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the shares. We encourage you to read our restated certificate of incorporation, as amended, and our certificate of designation which sets forth the rights and preferences of certain of our preferred stock because they, and not this summary, define the rights of holders of common stock and preferred stock. We have filed our restated certificate of incorporation, as amended, and the certificate of designation with the SEC. See “Where You Can Find More Information” for information on how to obtain these documents.

Common Stock

As of September 22, 2006, there were 55,972,389 shares of common stock issued and outstanding held of record by approximately 600 record holders. Holders of common stock are entitled to one vote at all meetings of stockholders for each share held by them. Holders of common stock have no preemptive rights and have no other rights to subscribe for additional shares or any conversion right or right of redemption. Holders of common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor. Subject to the rights of holders of preferred stock, if any, upon liquidation, all such holders are entitled to participate pro rata in our assets available for distribution. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our restated certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock. The board of directors, within the limitations and restrictions contained in the certificate of incorporation and without further action by our stockholders, has the authority to issue preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. To the extent shares of preferred stock with voting rights are issued, such issuance affects the voting rights of the holders of our common stock by increasing the number of outstanding shares entitled to vote and, if applicable, by the creation of class or series voting rights. In addition, while the issuance of preferred stock can provide flexibility in connection with acquisitions and other corporate purposes, any issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of Indevus and may adversely affect the rights of holders of common stock. We currently have no agreements or arrangements to issue any additional shares of preferred stock or to establish or designate any additional series of preferred stock.

In November 1992 and June 1993, we sold 239,425 shares of Series B preferred stock and 5,000 shares of Series C preferred stock, respectively, to Wyeth, for an aggregate purchase price of $3,500,000. Until the date Wyeth ceases to be the registered holder of all of the outstanding preferred stock of at least one series, we may not, without the approval of the majority of the outstanding shares of all series of preferred stock issued to Wyeth, (i) issue shares of stock having a preference or, except shares issued to Wyeth, ranking pari passu with the outstanding series; (ii) reclassify any shares of stock to shares having a preference over any such series; (iii) make any amendment to our certificate of incorporation or by-laws adversely affecting the rights of holders of such series; (iv) pay dividends or make any other distribution on any common stock, except a distribution payable entirely in common stock, unless at the same time a payment is made to the holder of such series equal to the amount the holder would have been entitled to had such holder converted its Series B and Series C preferred stock into common stock; (v) the repurchase or redemption of any shares of our common stock; or (vi) guarantee any indebtedness of any third party, except a subsidiary.

At September 22, 2006, we had 239,425 and 5,000 shares of Series B and Series C preferred stock outstanding, respectively.

Options, Restricted Stock Awards and Performance Stock Awards

At September 22, 2006, approximately 11,756,378 shares of Common Stock were issuable upon exercise of outstanding options, subject to anti-dilution provisions. At September 22, 2006, there were (i) 215,900 Shares outstanding underlying Restricted Stock Awards, and (ii) Performance Stock Awards outstanding pursuant to which 351,400 Shares could be issued. See “Shares Eligible for Future Sale” for additional information regarding each of these Stock Awards.

Special Meetings of Shareholders; Shareholder Action By Written Consent

Our by-laws permit any action required or permitted to be taken by our shareholders to be effected at a duly called annual or special meeting of shareholders or by unanimous consent in writing. Additionally, our by-laws authorize special meetings of our shareholders to be called by our board of directors or chairman of the board, our president, or one or more shareholders holding at least 20% of the outstanding shares of the corporation.

Anti-Takeover Effects Of Certain Provisions of our Restated Certificate of Incorporation, By-laws and Delaware Law

As noted above, our board of directors, without shareholder approval, has the authority under our restated certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of our common stock, subject to the limitations described above. In addition, vesting of shares of our common stock subject to stock awards under our 1997 Equity Incentive Plan accelerates and outstanding options under our stock option plans become immediately exercisable upon certain changes in control of us, except under certain conditions. In addition, the business combination provision contained in Section 203 of Delaware’s General Corporation Law (“Section 203”) defines an interested shareholder as any person that (i) owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; and the affiliates and the associates of such person. Under Section 203, a resident domestic corporation may not engage in any business combination with any interested shareholder for a period of three years following the date such shareholder became an interested shareholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, or (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for determining the number of shares outstanding (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by at least 66% of the affirmative voting stock which is not owned by the interested shareholder. We did not “elect-out” of the statute and, therefore, the restrictions imposed by Section 203 apply to us. These provisions could, under certain circumstances, have the effect of delaying or preventing a change in control of Indevus and, accordingly, could adversely affect the price of our common stock.

Transfer Agent And Registrar

American Stock Transfer & Trust Company, New York, New York, serves as transfer agent and registrar for our common stock.

Nasdaq Stock Market Listing

Our common stock trades on the Nasdaq Stock Market under the symbol “IDEV”.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 22, 2006, approximately 55,972,389 shares of Common Stock were outstanding. Substantially all of these shares are eligible for sale without restriction or under Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be “affiliates” of Indevus as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about us. However, a person who is not an affiliate and has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume or other requirements.

A stockholder of the Company has demand and piggy-back registration rights relating to 622,222 shares of Common Stock issuable upon conversion of preferred stock.

In addition to the registration statement covering 6,000,000 shares of Common Stock issuable under the 2004 Plan, of which this Prospectus forms a part, we have outstanding registration statements on Form S-3 relating to the resale of shares of Common Stock and on Form S-8 relating to our other compensation plans, including our 1989 Stock Option Plan, 1994 Long-Term Incentive Plan, 1995 Employee Stock Purchase Plan, 1997 Equity Incentive Plan, 1998 Employee Stock Option Plan, and the 2000 Employee Stock Option Plan (as amended, the “Plans”) in order to permit holders of options and shares issued pursuant to the Plans, other than affiliates of Indevus, to sell, without restriction, shares of Common Stock issued pursuant to the Plans.

All of the shares of Common Stock issuable under the 2004 Plan, including the 567,300 Shares offered hereby, can be sold by the recipient thereof immediately upon vesting of the Shares. The 215,900 Shares offered hereby relating to the Restricted Stock Awards vest in equal annual installments aggregating approximately 71,966 per year on each of March 7, 2007, 2008 and 2009. The Performance Stock Awards vest on March 7, 2009 and the amount of such awards is determined in accordance with, and subject to, the achievement of certain milestones related to the market price of Indevus’ Common Stock, and vesting is dependent on the recipient remaining employed by Indevus on March 7, 2009. The number of shares the recipient is entitled to receive, if any, at such time is dependent on the market price at which Indevus’ Common Stock trades for 20 consecutive business days at any time during the three year period prior to such vesting date. With regards to the Performance Stock Awards, depending on such prices as may be attained, the Selling Stockholders could in the aggregate receive either (i) 210,600, (ii) 281,000, (iii) 351,400, or (iv) no Shares.

All such vesting dates are subject to extension of each vesting date if it occurs during a “Black Out Period,” generally meaning a period in which the recipient (including any Selling Stockholder) is unable to sell the Shares subject to the award at the applicable vesting date due to legal or contractual restrictions. The vesting dates are also subject to acceleration under certain circumstances, including certain changes in control of Indevus, except under certain conditions. Sales of the Shares of Common Stock subject to the Stock Awards or the possibility of sales of such Shares may adversely affect the market price of our Common Stock.

PLAN OF DISTRIBUTION

We have been advised that the Selling Stockholders may sell Shares from time to time in transactions on the Nasdaq National Market or on other exchanges on which the Shares may be traded, in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, or through other means. Sales may be effected at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The Selling Stockholders may effect such transactions by selling the Shares to or through underwriters, broker-dealers, or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers or agents who participate in the distribution of Shares hereunder may be deemed to be “underwriters” as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Act. In addition, any such broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such broker or dealer. Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this prospectus.

The Company has agreed to pay the expenses of registration in connection with this Offering and to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, but all brokerage commissions and other expenses incurred by a Selling Stockholder will be borne by that Selling Stockholder.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Shares will be passed upon for us by Burns & Levinson LLP, Boston, Massachusetts.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Indevus Pharmaceuticals, Inc. for the year ended September 30, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering herein contained, and, if given or made, such information or representation must not be relied upon as having been authorized by Indevus or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since any of the dates as of which information is furnished herein or since the date hereof.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company as discussed in the section in Part II of this prospectus entitled “Indemnification of Officers and Directors”, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission (File No. 0-18728) pursuant to the Exchange Act are incorporated herein by reference:

(i)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2005, including all material incorporated by reference therein, filed on December 14, 2005;

(ii)	Our Proxy Statement on Schedule 14A for our annual meeting of shareholders held on the March 7, 2006 (except the Compensation Committee Report on Executive Compensation and the performance graph included therein);

(iii)	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2005; March 31, 2006; and June 30, 2006;

(iv)	Our Current Reports on Form 8-K filed October 28, 2005, December 16, 2005; March 6, 2006; April 6, 2006; April 14, 2006; June 15, 2006; June 30, 2006; July 6, 2006; July 13, 2006, and September 18, 2006;

(v)	The description of our Common Stock, $.001 par value per share, which is set forth in our Registration Statement on Form 8-A declared effective on March 8, 1990, as amended, registering the Common Stock under the Exchange Act;

(vi)	The Company’s Registration Statement on Form S-8 filed May 27, 2004 (Registration No. 333-115921) and all consents and opinions with respect thereto;

(vii)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act, since September 30, 2005; and

(viii)	All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of this offering except the Compensation Committee Report on Executive Compensation and the performance graph included in the Proxy Statement filed pursuant to Section 14 of the Exchange Act; and

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such request may be directed to: Indevus Pharmaceuticals, Inc., 33 Hayden Avenue, Lexington, Massachusetts 02421-7966, Attention: Chief Financial Officer, telephone (781) 861-8444.

ITEM 4. DESCRIPTION OF SECURITIES

The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Article Seventh of the our Restated Certificate of Incorporation, as amended, states that we shall indemnify any person to the full extent permitted by the Business Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended.

In addition to our Restated Certificate of Incorporation, Article V of our By-Laws states that we shall, to the fullest extent permitted by the laws of the state of incorporation, indemnify any and all persons whom we shall have the power to indemnify against any and all of the costs, expenses, liabilities or other matters incurred by such person by reason of having been officers or directors of the Company, any subsidiary of the Company or of any other corporation for which such person acted as officer or director at the request of the Company.

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer or former director or officer, of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Section 145 also provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation, upon such terms and conditions, if any, as the corporation deems appropriate, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

Section 145 additionally provides that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.

Section 145 also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against such person or incurred by such person in any such capacity or arising out of such persons status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

We also have indemnification agreements with our officers and directors and have director and officer liability insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable

ITEM 8. EXHIBITS

Exhibits	DESCRIPTION OF DOCUMENT
4.1	Provisions of the Restated Certificate of Incorporation of Indevus, as amended, that define the rights of securityholders of Indevus (incorporated by reference to Exhibit 3.4 to our Annual Report on Form 10-K filed with the SEC on December 14, 2005)

4.2	Provisions of the By-laws of Indevus, that define the rights of securityholders of Indevus (incorporated by reference to Exhibit 99.4 to our Current Report on Form 8-K filed with the SEC on July 7, 2003)

5	Opinion of Burns & Levinson LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Burns & Levinson LLP (included in Exhibit 5)

24.1	Power of Attorney (included in signature pages hereto).

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on the 5th day of October, 2006.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper
Title:	President, Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints jointly and severally, Glenn L. Cooper, M.D. and Michael W. Rogers, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in facts and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Glenn L. Cooper	President, Chairman of the Board of Directors and Chief Executive Officer	October 5, 2006
Glenn L. Cooper, M.D.

/s/ Andrew Ferrara	Director	October 5, 2006
Andrew Ferrara

/s/ Michael E. Hanson	Director	October 5, 2006
Michael E. Hanson

/s/ Stephen C. McCluski	Director	October 5, 2006
Stephen C. McCluski

/s/ Cheryl P. Morley	Director	October 5, 2006
Cheryl P. Morley

/s/ Malcolm Morville	Director	October 5, 2006
Malcolm Morville, Ph.D.

/s/ David B. Sharrock	Director	October 5, 2006
David B. Sharrock

/s/ Michael W. Rogers Michael W. Rogers	Executive Vice President Treasurer and Chief Financial Officer (Principal Financial Officer)	October 5, 2006

/s/ Dale Ritter	Senior Vice President, Finance (Principal Accounting Officer)	October 5, 2006
Dale Ritter

EXHIBIT INDEX

Exhibits	Description of Document
4.1	Provisions of the Restated Certificate of Incorporation of Indevus, as amended, that define the rights of securityholders of Indevus (incorporated by reference to Exhibit 3.4 to our Annual Report on Form 10-K filed with the SEC on December 14, 2005)

4.2	Provisions of the By-laws of Indevus, that define the rights of securityholders of Indevus (incorporated by reference to Exhibit 99.4 to our Current Report on Form 8-K filed with the SEC on July 7, 2003)

5	Opinion of Burns & Levinson LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Burns & Levinson LLP (included in Exhibit 5)

24.1	Power of Attorney (included in signature pages hereto).